Exhibit 5.1

811 Main Street, Suite 3700
Houston, TX 77002
Tel: +1.713.546.5400 Fax: +1.713.546.5401
www.lw.com

FIRM / AFFILIATE OFFICES
	Beijing	Moscow
	Boston	Munich
	Brussels	New York
	Century City	Orange County
	Chicago	Paris
August 23, 2018	Dubai	Riyadh
	Düsseldorf	Rome
	Frankfurt	San Diego
	Hamburg	San Francisco
	Hong Kong	Seoul
	Houston	Shanghai
	London	Silicon Valley
	Los Angeles	Singapore
	Madrid	Tokyo
	Milan	Washington, D.C.

Energy Transfer Equity, L.P.

8111 Westchester Drive, Suite 600

Dallas, Texas 75225

Re:	Registration Statement No. 333-226831 on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to Energy Transfer Equity, L.P., a Delaware limited partnership (“ETE”), in connection with the proposed issuance of up to 1,482,352,360 common units representing limited partner interests in ETE (the “Units”) pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of August 1, 2018 (the “Merger Agreement”), by and among ETE, LE GP, LLC, a Delaware limited liability company and the general partner of ETE (the “General Partner”), Streamline Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of ETE, Energy Transfer Partners, L.P., a Delaware limited partnership (“ETP”), and Energy Transfer Partners, L.L.C., a Delaware limited liability company and the general partner of Energy Transfer Partners GP, L.P., a Delaware limited partnership and the general partner of ETP.

The Units are included in a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 23, 2018 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issuance of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and we express no opinion with respect to any other laws.

August 23, 2018

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, upon issuance and delivery of the Units in the manner contemplated by the Registration Statement and the Merger Agreement, the Units will be validly issued and, under the Delaware LP Act, the recipients of the Units will have no obligation to make further payments for the Units or contributions to ETE solely by reason of their ownership of the Units or their status as limited partners of ETE, and such recipients will have no personal liability for the obligations of ETE solely by reason of being limited partners of ETE.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus contained in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP